Vermont Pure Holdings, Ltd. Announces Financial Results for its First Fiscal Quarter Ending January 31, 2009

Watertown, CT – March 17, 2009: Vermont Pure Holdings, Ltd. (AMEX: VPS) announced its financial results for the first quarter of its fiscal year 2009 and that it will file these results on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the three months ending January 31, 2009 decreased 5% to $15.6 million from $16.4 million for the comparable period a year ago.  Gross margin also decreased 11% for the first quarter of 2009 to $8.1 million from $9.1 million in the comparable period a year earlier.  Gross margin, as a percentage of sales, decreased to 52% in the first quarter of 2009 from 56% for the first quarter a year ago. Net income decreased to $95,000 for the three months ended January 31, 2009 compared to $512,000 for the comparable period last year.

“Economic conditions in our marketplace have presented us with a challenging business environment in 2009,” said Peter Baker, C.E.O. of Vermont Pure Holdings, Ltd. “The economy has created an even more competitive environment not only resulting in lower sales but lower margins.  In response, we have continued to lower our operating costs and increase the efficiency of our operations. Since some of the current changes in our market may not be cyclical, we are also analyzing how we do business in order to capitalize on new opportunities to expand our customer base,” Baker concluded.

Vermont Pure Holdings, Ltd. (AMEX: VPS - News), the largest independent home and office distributor of its kind in the United States, markets water, coffee and other home and office refreshment products throughout the Northeast through its subsidiary Crystal Rock LLC. The Company bottles and distributes natural spring water under the Vermont Pure® brand and purified water with minerals added under the Crystal Rock® label. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable and recyclable bottles. The Company continues to set high standards in the bottled water industry through its technical innovation, commitment to the environment and by integrating its family roots into relationships with employees and customers. More information is available at http://www.crystalrock.com.

VERMONT PURE HOLDINGS, LTD
Results of Operations

	(Unaudited)
	Three Months Ended:
	January 31,	January 31,
	2009	2008
(000's $)

Sales	$15,552	$16,385

Income from operations	$833	$1,546

Net Income	$95	$512

Basic net earnings per share	$0.00	$0.02
Diluted net earnings per share	$0.00	$0.02

Basic Wgt. Avg. Shares Out. (000's)	21,503	21,614
Diluted Wgt. Avg. Shares Out. (000's)	21,503	21,614

Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company’s filings with the Securities and Exchange Commission.

Contact:
Peter Baker, CEO
860-945-0661 Ext. 3001

Bruce MacDonald, CFO
802-860-1126